James A. Chiddix Appointed Chairman
Of OpenTV Corp’s Board of Directors

San Francisco, CA, March 24, 2004 – OpenTV Corp. (NASDAQ-NMS: OPTV), one of the world’s leading interactive television companies, today announced that James A. Chiddix has been named Executive Chairman of the board of directors of OpenTV. Mr. Chiddix assumes the Chairman role from Michael Zeisser who was appointed the interim Chairman in December 2003. Mr. Zeisser will remain on OpenTV’s board of directors.

Mr. Chiddix, a 30-year cable industry veteran, was most recently the President of MystroTV, an interactive video group within Time Warner, Inc. Mr. Chiddix also served as Senior Vice President and Chief Technical Officer for Time Warner Cable for fifteen years. During that time he was deeply involved with nearly every new technology embraced by the industry, including video-on-demand, cable modems, and digital set top boxes. Mr. Chiddix has also held numerous other cable television engineering and management roles during his career and received an Emmy Award for his team’s pioneering work on the hybrid fiber/coax architecture which has opened the door to cable’s entry into two-way and interactive services.

“We are very pleased to welcome an executive of Jim’s caliber to the OpenTV board of directors and honored he has agreed to serve as the Executive Chairman,” said Michael Zeisser, Senior Vice President at Liberty Media and OpenTV board member. Mr. Zeisser went on to say, “Jim is on the leading edge of interactive technology and OpenTV will benefit significantly from his industry expertise and technological vision.”

Mr. Chiddix stated, “Software platforms and interactive applications will play a key role in determining how multichannel video providers build innovative services for their customers and differentiate themselves. Leading cable and satellite operators around the world have worked with OpenTV to create compelling interactive television services that have proven to help attract and retain subscribers while opening new revenue streams, through areas like interactive and addressable advertising, gaming, research and commerce. OpenTV is a leader in all of these areas. I look forward to working with the other board members, CEO James Ackerman, and the OpenTV team, as we continue to enhance the value of interactive television.”

About OpenTV

One of the world’s leading interactive television companies, OpenTV provides a comprehensive suite of technology, content, games, tools, applications, and professional services that enables cable and satellite network operators in over 90 countries to deliver and manage iTV services on all major digital TV platforms. OpenTV has its Corporate Offices in San Francisco, California and regional offices in the United States, Europe and Asia/Pacific. For more information, please visit www.opentv.com.

© 2003 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.

Contact:	Rich Hornstein
Mike Erickson	OpenTV
Liberty Media Corporation	(415) 962-5484
(877) 772-1518	Investorrelations@opentv.com